Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Landstar System, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-190411, No. 333-68454, No. 333-68452, and No. 333-175890) on Form S-8 of Landstar System, Inc. of our reports dated February 23, 2021, with respect to the consolidated balance sheets of Landstar System, Inc. and subsidiary as of December 26, 2020 and December 28, 2019, the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the fiscal years ended December 26, 2020, December 28, 2019, and December 29, 2018, and the related notes, and the effectiveness of internal control over financial reporting as of December 26, 2020, which reports appear in the December 26, 2020 annual report on Form 10-K of Landstar System, Inc.

/s/ KPMG LLP

Jacksonville, Florida

February 23, 2021